UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Juliber, Lois D.
   300 Park Avenue
   New York, NY  10022
2. Issuer Name and Ticker or Trading Symbol
   E. I. du Pont de Nemours and Company
   DD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   51-0014090
4. Statement for Month/Year
   May 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    |V|                  |   |           |600 (1)            |I     |Owned by Husband           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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DuPont Common Stock Un|N/A     |4/30/|A (2|V|108.7999   |A  |N/A  |N/A  |Common Stock|108.799|45.19  |            |D  |            |
its                   |        |01   |)   | |           |   |     |     |            |9      |       |            |   |            |
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DuPont Common Stock Un|N/A     |5/1/0|A (3|V|700        |A  |N/A  |N/A  |Common Stock|700    |N/A    |            |D  |            |
its                   |        |1    |)   | |           |   |     |     |            |       |       |            |   |            |
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DuPont Common Stock Un|N/A     |5/31/|A (2|V|81.8470    |A  |N/A  |N/A  |Common Stock|81.8470|46.22  |9,875.2097  |D  |            |
its                   |        |01   |)   | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Reporting person disclaims beneficial ownership of these securities.
(2) Stock units credited under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors.
(3) Annual grant awarded under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors
credited as stock
units.
SIGNATURE OF REPORTING PERSON
/s/ Lois D. Juliber by Mary E. Bowler
DATE
06/08/01